DIODES
INCORPORATED

FOR IMMEDIATE RELEASE

       Diodes Incorporated Reports Record Fourth Quarter and Fiscal 2007
                                Financial Results

          Annual Revenue Increased 17 percent to a Record $401 Million
             Fourth Quarter Gross Margin Increased 110 Basis Points

DALLAS, TEXAS - February 13, 2008 -- Diodes Incorporated (NASDAQ:DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, today reported financial results for the fourth quarter and fiscal year ended December 31, 2007.

Fiscal 2007 Highlights:

o Revenue increased 17 percent to a record $401.2 million o Adjusted net income increased 22 percent to $64.9 million o Adjusted EPS increased 20 percent to $1.50 per share o Generated $91 million in cash flow from operations

Fourth Quarter Highlights:

o Revenue increased 13.9 percent over the prior year period to a record $107.6 million
o Gross profit margin increased 110 basis points sequentially to 33.5 percent
o Adjusted net income increased 18 percent to a record $18.6 million, or $0.43 per share, up from $15.8 million, or $0.37 per share, in the fourth quarter of 2006

For the fiscal year 2007, revenue increased 16.9 percent to a record $401.2 million, compared to $343.3 million for fiscal 2006. Gross profit increased 14.5 percent to $130.4 million, or 32.5 percent of revenue, compared to $113.9 million, or 33.2 percent, last year. Net income increased 23.9 percent to $59.7 million, or $1.41 per diluted share, compared to $48.1 million, or $1.16 per share, in 2006. Adjusted net income, which excludes $4.3 million of net share-based compensation and $1.0 million in net restructuring charges in 2007, increased 21.5 percent to $64.9 million, or $1.50 per diluted share, compared to $53.4 million in 2006.

Revenue for the fourth quarter of 2007 increased 13.9 percent to $107.6 million, compared to $94.4 million reported in the fourth quarter of 2006. Sequentially, revenue were 2.2 percent higher due to a 1.2 percent increase in units sold and a more favorable product mix.

Gross profit for the fourth quarter of 2007 increased 14.2 percent to $36.0 million, or 33.5 percent of revenue, as compared to $31.5 million, or 33.4 percent of revenue, in the prior year quarter and 32.4 percent in the third quarter of 2007.

Commenting on the results, Dr. Keh-Shew Lu, President and CEO of Diodes Incorporated, said, "We are pleased to once again report record results for both the quarter and the year. Most notably in the quarter, we achieved strong gross margin improvements as a result of the benefits associated with internalizing our analog manufacturing as well as a shift in product mix towards our new, higher margin products. We also continued to make significant progress with our new product road map and overall design activity remained strong, in particular with our Hall sensors for cell phones and notebook computers. Additionally, Asia sales volume further expanded in the quarter with solid demand in the consumer and computer markets."

Dr. Lu further commented, "These quarterly results conclude another outstanding year for Diodes with record revenue and profit for 2007. Our 17 percent top-line growth once again outpaced the semiconductor market, which grew approximately
3.2 percent for the year. Our consistent performance is a direct result of our history of execution in broadening our market focus, aggressively introducing new products and gaining share in our high growth markets. Overall, our strategic initiative to become a broad-based supplier is widely accepted by our customers and continues to drive increased market share in the discrete and analog space. Our business and financial successes further validate our ability to deliver profitable growth, which has consistently outperformed the industry. We also continue to realize incremental operational efficiencies that will contribute to improved results and margins over time, as evidenced by our fourth quarter."

Fourth quarter net income was $18.3 million, or $0.43 per diluted share, compared to $14.7 million, or $0.35 per share, in the fourth quarter of 2006 and $16.1 million, or $0.38 per share, in the prior quarter.

Adjusted net income for the fourth quarter of 2007, which excludes $1.3 million of SFAS 123R stock option expense and a $0.7 million credit due to lower actual restructuring charges, was a record $18.6 million, or $0.43 per diluted share, an increase of 18.1 percent compared to the $15.8 million, or $0.37 per share, reported in the prior year quarter and an increase of 8.9 percent compared to the $17.1 million, or $0.40 per share, reported in the third quarter of 2007.

As of December 31, 2007, Diodes had approximately $380 million in total cash and short-term investments, $452 million in working capital, $237 million in long-term debt (including the convertible note) and unused and available credit facilities of $59 million.

Business Outlook

"As we look to the first quarter of 2008, we expect revenue to be in the range of $95 million to $101 million with gross margin comparable to the fourth quarter," stated Dr. Lu. "Our estimated first quarter revenue reflects seasonality combined with the impact of the overall weakening economy, in particular on key targeted end-equipment in the consumer and computing markets, as well as our foundry and subcontracting business, which is showing greater weakness than our core revenue drivers. Over the longer-term, we believe that Diodes' history of execution in significantly outperforming the industry, combined with our focus on customer-centric innovation and efficient manufacturing, will return us to our historical growth rates and will continue to deliver positive results for our shareholders. Additionally, we remain focused on evaluating synergistic, accretive acquisition targets in the coming quarter and beyond to further drive increased value and profitable growth for Diodes."

Conference Call

Diodes will host a conference call on Wednesday, February 13, 2008 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss its fourth quarter and fiscal 2007 financial results. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the Investor section of Diodes website and click on the Conference Call link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), an S&P SmallCap 600 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets. Diodes' products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, power management devices including DC-DC switching and linear voltage regulators, amplifiers and comparators, and Hall-effect sensors. The Company has its corporate offices in Dallas, Texas, with a sales, marketing, engineering and logistics office in Southern California; design centers in Dallas, San Jose and Taipei; a wafer fabrication facility in Missouri; two manufacturing facilities in Shanghai; a fabless IC plant in Hsinchu Science Park, Taiwan; engineering, sales, warehouse and logistics offices in Taipei and Hong Kong, and sales and support offices throughout the world. With its acquisition of APD Semiconductor, a privately held U.S.-based fabless semiconductor company, Diodes acquired proprietary SBR(R) technology. Diodes, Inc.'s product focus is on high-growth end-user equipment markets such as TV/Satellite set-top boxes, portable DVD players, datacom devices, ADSL modems, power supplies, medical devices, wireless notebooks, flat panel displays, digital cameras, mobile handsets, DC to DC conversion, wireless 802.11 LAN access points, brushless DC motor fans, and automotive applications. For further information, including SEC filings, visit the Company's website at http://www.diodes.com.

Safe Harbor  Statement  Under the Private  Securities  Litigation  Reform Act of
1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: we will continue to focus on gross margin improvements by internalizing our analog manufacturing and shifting product mix towards our new and higher margin products; we continue to make significant progress with our new product road map; our overall design activity continues to be strong, particularly with our Hall sensors for cell phones and notebook computers; Asia continues to expand sales volume; we continue to broadening our market focus, aggressively introducing new products and gaining share in our high growth markets; our customers continue to accept our strategic initiative to become a broad-based supplier and such strategic initiative continues to drive increased market share in the discrete and analog space; our ability to deliver profitable growth continues to consistently outperform the industry; we continue to realize incremental operational efficiencies to improve earnings results and gross margin; we expect our first quarter gross margin to be comparable to the fourth quarter 2007's gross margin; we expect our estimated first quarter revenue reflects seasonality combined with the impact of the overall weakening economy, in particular on key targeted end-equipment in the consumer and computing markets, as well as our foundry and subcontracting business; we will return to our historical growth rates and will continue to deliver positive results for our shareholders based on our execution in significantly outperforming the industry and our focus on customer-centric innovation and efficient manufacturing; we continue to focus on evaluating synergistic and accretive acquisition targets to further increase Company's value and its profitable growth. Potential risks and uncertainties include, but are not limited to, such factors as the Company's business strategy, the introduction and market reception to new product announcements, fluctuations in product demand and supply, the continue introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, successful integration of acquired companies and/or assets, the Company's ability to successfully make additional acquisitions, risks of foreign operations, availability of tax credits, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports, and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

     Company Contact:                        Investor Contact:
     Carl Wertz                              Leanne Sievers
     Chief Financial Officer                 EVP, IR
     Diodes, Inc.                            Shelton Group
     (805) 446-4800                          (949) 224-3874
     carl_wertz@diodes.com                   lsievers@sheltongroup.com

CONSOLIDATED CONDENSED INCOME STATEMENT and BALANCE SHEET FOLLOW

                      DIODES INCORPORATED AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                      (in thousands, except per share data)
                                   (unaudited)



                                                                          Three Months Ended                 Twelve months ended
                                                                           December 31, 2007,                 December 31, 2007,
                                                                       ---------        ---------        ---------        ---------
                                                                          2006             2007             2006             2007
                                                                       ---------        ---------        ---------        ---------
Net sales                                                              $  94,432        $ 107,591        $ 343,308        $ 401,159
Cost of goods sold                                                        62,883           71,567          229,416          270,780
                                                                       ---------        ---------        ---------        ---------

     Gross profit                                                         31,549           36,024          113,892          130,379

Selling, general and administrative                                       13,063           14,778           47,945           55,461
  expenses
Research and development expenses                                          2,332            3,860            8,317           13,515
Restructuring costs and fixed asset impairment                                 -             (767)             152            1,003
                                                                       ---------        ---------        ---------        ---------
    Total operating expenses                                              15,395           17,871           56,414           69,979

    Income from operations                                                16,154           18,153           57,478           60,400

Other income (expense)
    Interest income                                                        3,891            5,085            6,699           18,117
    Interest expense                                                      (1,218)          (1,704)          (1,582)          (6,831)
    Other                                                                    225             (155)          (1,474)            (225)
                                                                       ---------        ---------        ---------        ---------
                                                                           2,898            3,226            3,643           11,061

Income before income taxes and minority interest                          19,052           21,379           61,121           71,461
Income tax provision                                                      (3,911)          (2,306)         (11,689)          (9,428)
                                                                       ---------        ---------        ---------        ---------

Income before minority interest                                           15,141           19,073           49,432           62,033

Minority interest in joint venture earnings                                 (466)            (775)          (1,289)          (2,376)
                                                                       ---------        ---------        ---------        ---------

Net income                                                             $  14,675        $  18,298        $  48,143        $  59,657
                                                                       =========        =========        =========        =========

Earnings per share
     Basic*                                                            $    0.38        $    0.46        $    1.25        $    1.51
     Diluted*                                                          $    0.35        $    0.43        $    1.16        $    1.41
                                                                       =========        =========        =========        =========

Number of shares used in computation
     Basic*                                                               38,925           40,113           38,443           39,601
     Diluted *                                                            41,829           42,702           41,502           42,331
                                                                       =========        =========        =========        =========

    * Adjusted for the effect of a 3-for-2 stock split in July 2007.


                                                                                   Three Months Ended           Twelve months ended
                                                                                    December 31, 2007,           December 31, 2007,
                                                                                 --------      --------       --------      --------
                                                                                     2006          2007           2006          2007
                                                                                 --------      --------       --------      --------
Net income                                                                       $ 14,675      $ 18,298       $ 48,143      $ 59,657
                                                                                 ========      ========       ========      ========
Adjustments to reconcile net income to adjusted net income:
  Stock option expense
    included in cost of goods sold:                                                    70            54            469           273
  Stock option expense
    included in selling and general
    administrative expenses:                                                        1,283         1,144          5,394         4,824
  Stock option expense
    included in research and
   development expenses:                                                              164           108            603           463

    Total stock option expense                                                      1,517         1,306          6,466         5,560

    Restructuring costs                                                                 -          (709)             -         1,061

    Other adjustments                                                                   -             -              -            55

  Income tax benefit related to
    stock option expense, restructuring costs and other adjustments                   406           251          1,170         1,384

Adjusted net income                                                              $ 15,786      $ 18,644       $ 53,439      $ 64,949
                                                                                 ========      ========       ========      ========

     Diluted shares used in computing
        earnings per share                                                         41,829        42,702         41,502        42,331
     Incremental shares considered
        to be outstanding:*                                                           801           790            949           836
                                                                                 --------      --------       --------      --------
     Adjusted diluted shares used in computing
        Adjusted earnings per share                                                42,630        43,492         42,451        43,167
                                                                                 ========      ========       ========      ========

Adjusted earnings per share
     Basic*                                                                      $   0.41      $   0.46       $   1.39      $   1.64
     Diluted*                                                                    $   0.37      $   0.43       $   1.26      $   1.50
                                                                                 ========      ========       ========      ========

    * Adjusted for the effect of a 3-for-2 stock split in July 2007.

                      DIODES INCORPORATED AND SUBSIDIARIES
               CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Our management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating companies in our industry. In addition, our management believes that EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending, which items may vary for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a measure to evaluate the performance of our business. However, EBITDA is not a recognized measurement under generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not consider certain cash requirements such as a tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

                                                           Three Months Ended
                                                           December 31, 2007,
                                                       --------        --------
                                                           2006            2007
                                                       --------        --------

Net Income                                             $ 14,675        $ 18,298
Plus:
      Interest expense, net                              (2,673)         (3,692)
      Income tax provision                                3,911           2,306
      Depreciation and amortization                       7,012           7,916
                                                       --------        --------
EBITDA                                                 $ 22,925        $ 24,828
                                                       --------        --------

                                                          Twelve Months Ended
                                                           December 31, 2007,
                                                       --------        --------
                                                           2006            2007
                                                       --------        --------

Net Income                                             $ 48,143        $ 59,657
Plus:
      Interest expense, net                              (5,117)        (12,538)
      Income tax provision                               11,689           9,428
      Depreciation and amortization                      21,065          28,333
                                                       --------        --------
EBITDA                                                 $ 75,780        $ 84,880
                                                       --------        --------

                      DIODES INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET

                                     ASSETS
                        (in thousands, except share data)

                                                       December 31, December 31,
                                                           2006         2007
                                                         ---------    ---------
CURRENT ASSETS                                                       (unaudited)

      Cash and cash equivalents                          $  48,888    $  56,179
      Short-term investments                               291,008      323,472
                                                         ---------    ---------
              Total cash and short-term investments        339,896      379,651

      Accounts receivable
              Customers                                     72,175       84,638
              Related parties                                6,147        5,405
                                                         ---------    ---------
                                                            78,322       90,043
              Less: Allowance for doubtful receivables        (617)        (465)
                                                         ---------    ---------
                                                            77,705       89,578

      Inventories                                           48,202       53,031
      Deferred income taxes, current                         4,650        5,174
      Prepaid expenses and other current assets              8,393       10,576
                                                         ---------    ---------

                  Total current assets                     478,846      538,010

PROPERTY, PLANT AND EQUIPMENT, at cost, net
    of accumulated depreciation and amortization            95,469      123,407

DEFERRED INCOME TAXES, non current                           5,428        3,241

OTHER ASSETS
      Intangible assets                                     10,669        9,643
      Goodwill                                              25,030       25,135
      Other                                                  6,697        6,929
                                                         ---------    ---------

TOTAL ASSETS                                             $ 622,139    $ 706,365
                                                         =========    =========

                      DIODES INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                        (in thousands, except share data)

                                                                                  December 31,     December 31,
                                                                                      2006            2007
                                                                                    --------        --------
                                                                                                  (unaudited)
CURRENT LIABILITIES
      Accounts payable
             Trade                                                                    40,030          42,010
             Related parties                                                          12,120          13,135
             Accrued liabilities                                                      24,966          27,841
             Income tax payable                                                        3,433           1,732
             Long-term debt, current portion                                           2,802           1,345
             Capital lease obligations, current portion                                  141             145
                                                                                    --------        --------

                         Total current liabilities                                    83,492          86,208

LONG-TERM DEBT, net of current portion
             2.25% convertible senior notes due 2026                                 230,000         230,000
             Others                                                                    7,115           5,815

CAPITAL LEASE OBLIGATIONS, net of current portion                                      1,477           1,331
OTHER LONG-TERM LIABILITIES                                                            1,101           6,249
MINORITY INTEREST IN JOINT VENTURE                                                     4,787           7,164
                                                                                    --------        --------

                         Total liabilities                                           327,972         336,767

STOCKHOLDERS' EQUITY
             Preferred stock - par value $1.00 per share;
                      1,000,000 shares authorized;
                      no shares issued and outstanding                                    --              --
             Common stock - par value $0.66 2/3 per share;
                     70,000,000 shares authorized; 38,941,901 and 40,172,491
                      shares issued and outstanding at December 31, 2006
                      and December 31, 2007, respectively (1)                         17,308          26,782
             Additional paid-in capital                                              113,449         121,412
             Retained earnings                                                       162,802         220,504
             Accumulated other comprehensive gain                                        608             900
                                                                                    --------        --------

                         Total stockholders' equity                                  294,167         369,598
                                                                                    --------        --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $622,139        $706,365
                                                                                    ========        ========


(1) Adjusted for the effect of a 3-for-2 stock split in July 2007